Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intermolecular, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-178154, 333-180169, 333-187017, 333-194464, 333-202369 and 333-210427) of Intermolecular, Inc. (the “Company”) of our reports dated March 3, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of the Company for the year ended December 31, 2016, which reports appear in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

/s/ Armanino LLP

San Ramon, California

March 3, 2017